EXHIBIT 10.20

RESTRICTED UNIT AWARD AGREEMENT

(Performance-Vested)

(OSUR Executives –Employment Agreements)

This Restricted Unit Award Agreement ("Agreement") is entered into as of February 1, 2021 between OraSure Technologies, Inc., a Delaware corporation ("OraSure" or the “Company”), and NAME ("Participant").

The OraSure Technologies, Inc. Stock Award Plan (the "Plan") is administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of OraSure. This Agreement evidences the Committee's grant of an Award of Restricted Units to Participant under the Plan. Capitalized terms not otherwise defined in this Agreement have the meanings given in the Plan.

OraSure and Participant agree as follows:

1.
Grant of Restricted Units. Subject to the terms and conditions of this Agreement and the Plan, OraSure hereby issues to Participant a total of # OF UNITS Restricted Units, all of which shall, subject to adjustment by the Applicable Percentage (as defined below), Vest based on Participant’s continued employment by OraSure or its Subsidiaries until the Vesting Date (as defined below) and the achievement of the Modified Revenue Amount (as defined below). As further described in Section 2.2 below, Participant will be issued an applicable percentage (the “Applicable Percentage”) of the total number of Restricted Units, based on the actual level of achievement of the Modified Revenue Amount.
2.
Terms of Restricted Units. The Restricted Units shall be subject to all the provisions of the Plan and to the following terms and conditions:

2.1 Transfer Restrictions. Except as expressly provided in Sections 2.2 through 2.4, none of the Restricted Units, or any rights under this Agreement, may be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, voluntarily or involuntarily, by Participant. The foregoing restrictions are in addition to any other restrictions on transfer of the Restricted Units arising under federal or state securities laws or other agreements with OraSure. Any purported sale, assignment, transfer, pledge, encumbrance, or other disposition of Restricted Units in violation of this Agreement shall be null and void and may and will be enjoined.

2.2 Vesting of Restricted Units. Subject to Participant’s continued employment by OraSure or its Subsidiaries and except as otherwise provided in Sections 2.3 and 2.4, the Applicable Percentage of the Restricted Units shall become Vested on the Vesting Date based on the actual level of achievement of the Modified Revenue Amount, in accordance with the table below and shall be settled in accordance with Section 2.5:

Modified Revenue Amount	Percentage of Restricted Units to become Vested
Threshold: $ 695 million	50%
Target: $ 921.2 million	100%
Maximum: $1,297.5 million or more	150%

The actual number of Restricted Units that become Vested if the Modified Revenue Amount achieved falls between the levels set forth in the preceding table shall be determined using linear interpolation. No portion of the applicable Restricted Units shall become Vested if the Modified Revenue Amount is less than the Threshold amount shown above, and in such event the affected Restricted Units shall be forfeited to OraSure with no payment or issuance of shares to Participant. To the extent the Modified Revenue Amount exceeds the Maximum amount shown above, the Applicable Percentage shall remain at 150%.

2.3 Change of Control. Subject to Participant’s continuing employment by OraSure or its Subsidiaries, 100% of the Restricted Units shall become Vested immediately prior to the consummation of a Change of Control (as defined below) and be settled in accordance with Section 2.5, with the Modified Revenue Amount being deemed to have been achieved at the 100% level.

2.4 Termination of Employment.

(a)
Death or Disability - If Participant’s employment by OraSure and its Subsidiaries is terminated by the Company due to Participant’s death or Disability (as defined below), 100% of the Restricted Units shall become Vested upon the date of such termination of employment and be settled in accordance with Section 2.5, with the Modified Revenue Amount being deemed to have been achieved at the 100% level.
(b)
Without Cause or For Good Reason - If Participant’s employment with OraSure and its Subsidiaries is terminated by the Company without Cause (as defined below) or by Participant for Good Reason (as defined below), then (i) 100% of the unvested Restricted Units shall become Vested upon the date of such termination of employment and be settled in accordance with Section 2.5, if such termination occurs during a Change of Control Period (as defined below), with the Modified Revenue Amount being deemed to have been achieved at the 100% level, and (ii) 50% of the Restricted Units shall become Vested upon the date of such termination of employment and be settled in accordance with Section 2.5 if such termination does not occur during a Change of Control Period, with the Modified Revenue Amount being deemed to have been achieved at the 100% level.
(c)
Retirement – If Participant’s employment with OraSure and its Subsidiaries is terminated due to Participants’ Retirement (as defined below), the Restricted Units shall Vest on the Vesting Date and be settled in accordance with Section 2.5, on a pro-rata basis through the date of Retirement based on the actual level of achievement of the Modified Revenue Amount during the Performance Period.
(d)
Other - If Participant’s employment by OraSure and its Subsidiaries is terminated for any reason other than as specified in Sections 2.4(a), (b) or (c), all of the Restricted Units that are not then Vested shall be forfeited to OraSure on the date of such termination with no payment or issuance of shares to Participant.

2.5 Settlement of Restricted Units. On or as soon as reasonably practicable following the date on which the Restricted Units have become Vested (but no later than 30 days thereafter), OraSure shall issue to Participant one share of OraSure common stock in settlement of each such Vested Restricted Unit. The terms of this Agreement, including, but not limited to, the number of such Restricted Units which shall become Vested in accordance with this Agreement and the shares of common stock underlying the Restricted Units, shall be subject to adjustment pursuant to Section 13.2 of the Plan.

3.
No Rights as Stockholder; Dividend Equivalents. Participant shall not be entitled to any of the rights of a stockholder with respect to the shares of OraSure common stock underlying the Restricted Units issued hereunder unless and until such shares of OraSure common stock are issued to Participant in settlement of the Restricted Units. Notwithstanding the foregoing, Participant shall be entitled to dividend equivalents in an amount equal to any stock dividends paid and additional shares issued as a result of stock splits occurring during the vesting period with respect to the shares of OraSure common stock underlying any Restricted Units issued hereunder that subsequently become Vested Restricted Units, which dividend equivalent or stock split amount shall be paid or issued to participant in cash or additional shares of common stock, at the discretion of the Committee, at the time such shares of common stock are issued to Participant in settlement of such Vested Restricted Units.
4.
Withholding Taxes. Participant shall pay to OraSure, or permit OraSure to withhold from other amounts payable to Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state, and local withholding tax requirements or tax liability with respect to the Vesting of the Restricted Units and the issuance of shares of OraSure common stock in settlement of such Vested Restricted Units. Alternatively, Participant may, by written notice to the Committee that complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, elect to satisfy all or a part of the withholding tax obligations incident to the Vesting of the Restricted Shares and the issuance of shares of OraSure common stock in settlement of such Vested Restricted Units by having OraSure withhold a portion of the shares of OraSure common stock that would otherwise be issuable to Participant. Such shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to Participant will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act.
5.
Other Documents. Participant agrees to furnish OraSure any documents or representations OraSure may require related to the Restricted Units or this Agreement to assure compliance with applicable laws and regulations.
6.
Certain Defined Terms. When used in this Agreement, the following terms have the meanings specified below:

6.1 “Beginning Price” means, with respect to the Company and any other company within the Comparison Group, the average of the closing market prices of such company’s common stock on the NASDAQ Stock Market for the twenty (20) consecutive trading days beginning with the first trading day of the Performance Period. For the purpose of determining Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the applicable ex-dividend date.

6.2 “Cause” shall have the meaning set forth in the Employment Agreement.

6.3 “Change of Control” shall have the meaning set forth in the Employment Agreement.

6.4 “Change of Control Period” shall have the meaning set forth in the Employment Agreement.

6.5 “Comparison Group” means the Company and each other company included in the NASDAQ Health Care Index on the first day of the Performance Period and, except as provided below, the common stock (or similar equity security) of which is continually listed or traded on the NASDAQ Stock Market from the first day of the Performance Period through the last trading day of the Performance Period. In the event a member of the Comparison Group files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Comparison Group member, and such company’s Ending Price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on the NASDAQ Stock Market on the last trading day of the Performance Period (and if multiple members of the Comparison Group file for bankruptcy or liquidate due to an insolvency, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/liquidations ranking lower than later bankruptcies/liquidations). In the event of a formation of a new parent company by a Comparison Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparison Group member or the assets and liabilities of such Comparison Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparison Group member to the extent (and for such period of time) as its common stock (or similar equity securities)are listed or traded on the NASDAQ Stock Market but the common stock (or similar equity securities) of the original Comparison Group member are not. In the event of a merger or other business combination of two Comparison Group members (including, without limitation, the acquisition of one Comparison Group member, or all or substantially all of its assets, by another Comparison Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparison Group, provided that the common stock (or similar equity security) of such entity is listed or traded on the NASDAQ Stock Market through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

6.6 “Disability” shall have the meaning set forth in the Employment Agreement.

6.7 “Employment Agreement” means the Employment Agreement dated as of DATE OF EMPLOYMENT AGREEMENT, as amended, between the Company and Participant.

6.8 “Ending Price” means, with respect to the Company and any other company within the Comparison Group, the average of the closing market prices of such company’s common stock on the NASDAQ Stock Marekt for the twenty (20) consecutive trading days ending on the last trading day of the Performance Period. For the purpose of determining Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the applicable ex-dividend date.

6.9 “Good Reason” shall have the meaning set forth in the Employment Agreement.

6.10 “Modified Revenue Amount” shall mean the Revenue Amount multiplied by the TSR Modifier.

6.11 “Performance Period” shall mean the three (3) year period beginning on January 1, 2021 and ending December 31, 2023.

6.12 “Relative TSR” shall mean the Company’s TSR relative to the TSR of each of the other companies in the Comparison Group. Relative TSR will be determined by ranking the Company and each of the companies in the Comparison Group from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Comparison Group will be determined as follows:

P=1-	R-1 N-1

Where:

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of companies in the Comparison Group including the Company.

“R” represents the Company’s ranking among the Comparison Group.

Example: If there are 101 companies in the Comparison Group (including the Company), and the Company ranked 26th, the performance would be at the 75th percentile: 1- ((26-1)/(101-1)).

Relative TSR shall be determined by the Committee in its sole and absolute discretion.

6.13 “Retirement” shall mean the date when Participant terminates employment and retires from the Company and its Subsidiaries after having achieved at least ten (10) years of cumulative service with the Company and/or its Subsidiaries and reached the age of 57 years or older.

6.14 “Revenue Amount” shall mean OraSure’s aggregate consolidated revenues, as reported in OraSure’s audited financial statements for the Performance Period and shall include any revenue resulting from any mergers or acquisitions during the Performance Period.

6.15 “TSR” shall be expressed as a percentage and determined, with respect to the Company and any other company within the Comparison Group, by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions during the Performance Period by (b) the applicable Beginning Price and subtracting one from the quotient. Any noncash distributions shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the applicable ex-dividend date. The TSR for the Company and each other member of the Comparison Group shall be determined by the Committee in its sole and absolute discretion.

6.16 “TSR Modifier” shall be determined based on the Company’s Relative TSR for the Performance Period, as follows:

Company Relative TSR	TSR Modifier
75th percentile or more	1.15
55th percentile	1.00
25th percentile or less	0.85

To the extent the Company’s Relative TSR falls in between the 75th and 55th percentiles, or between the 55th and 25th percentiles, the TSR Modifier shall be determined using linear interpolation. The TSR Modifier shall be determined by the Committee in its sole and absolute discretion.

6.17 “Vesting Date” shall mean February 1, 2024 (the third anniversary of the date of this Agreement).

7.
No Employment Contract. Neither the Plan nor this Agreement constitutes a contract of employment of Participant by OraSure or its Subsidiaries.
8.
Conflicts. To the extent the terms of this Agreement are inconsistent or in conflict with the terms of the Employment Agreement, the terms of this Agreement shall control.
9.
Notices. Any notices under this Agreement shall be in writing and shall be effective when actually delivered personally or, if mailed, when deposited as certified mail, directed to OraSure at its principal offices, to Participant at the address maintained in OraSure's records, or to such other address as either party may specify by notice to the other party.
10.
Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any contrary conflicts of laws rules.
11.
Successorship. Subject to the restrictions on transferability of the Restricted Shares set forth in this Agreement and the Plan, this Agreement shall be binding upon and benefit the parties, their successors and assigns.

ORASURE TECHNOLOGIES, INC.

By:
NAME
	Name:	Stephen S. Tang

	Title:	President and Chief Executive Officer